EXHIBIT 99.1

SP Plus Corporation Promotes Kristopher Roy to Chief Financial Officer

CHICAGO, Aug. 28, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (SP+), (Nasdaq: SP), a leading provider of parking, ground transportation, baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America, today announced the appointment of Kristopher Roy as Chief Financial Officer (CFO). He reports to Marc Baumann, Chief Executive Officer. Mr. Roy, who has been serving as interim CFO since April 2019, will continue as principal financial officer for the Company.

Mr. Roy joined the Company as Vice President, Assistant Controller in 2013, and has served as Senior Vice President, Corporate Controller since his promotion in 2015. Prior to joining the Company, Mr. Roy served as the Global Director of Accounting, Consolidation and Financial Systems at CNH Industrial N.V and prior to that role, he worked at Ernst & Young, LLP, most recently as a Senior Manager in the assurance services group in the Minneapolis and Chicago offices.

“We are pleased to have successfully transitioned the leadership of our financial organization to a professional of Kris’ experience and caliber. As a collaborative leader, Kris has the in-depth knowledge of the complexities of our business, along with the vision and financial expertise to serve as a critical part of our leadership team in executing on our continued growth path,” commented Marc Baumann, Chief Executive Officer for SP+. “Having worked with Kris over the last several years, I am confident that he is the right choice for this role and excited that he has accepted this new endeavor and challenge.”

Mr. Roy is a certified public accountant in the United States and earned his Bachelor of Arts degree from Michigan State University. He is based at the SP+ Corporate Headquarters in Chicago, Illinois.

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 23,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports over 50 million passengers per year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

CONTACT:
Jill Nagel
Senior Communications Manager
jnagel@spplus.com, 312-274-2102